Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations Phone: 610-975-8204 E-Mail: invest@pvrpartners.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES ANNUAL MEETING RESULTS

RADNOR, PA – June 22, 2011 . . .Penn Virginia Resource Partners, L.P. (NYSE: PVR) (the “Partnership”) announced the voting results of its Annual Meeting of Limited Partners, which was held today at The Villanova University Conference Center in Radnor, Pennsylvania.

At the Annual Meeting, unitholders elected Mr. Edward B. Cloues, II, Mr. James L. Gardner, Mr. Robert J. Hall, Mr. Thomas W. Hofmann, Mr. James R. Montague, Ms. Marsha R. Perelman, Mr. William H. Shea, Jr., Mr. John C. van Roden, Jr., and Mr. Jonathan B. Weller, to the Board of Directors of Penn Virginia Resource GP, LLC, the Partnership’s general partner, for a one-year term.

A majority of unitholders who cast votes at the Annual Meeting voted in favor of, on a non-binding advisory basis, the compensation of the Partnership’s named executive officers as described in the Partnership’s proxy statement filed with the Securities and Exchange Commission on April 29, 2011, and voted in favor of holding future non-binding unitholder votes to approve the compensation of the Partnership’s named executive officers every year.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200 miles of natural gas gathering pipelines and 7 processing systems with approximately 420 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvrpartners.com.